Execution Copy

SECURED PROMISSORY NOTE

$2,100,000.00	April 28, 2011

FOR VALUE RECEIVED, Cytomedix Acquisition Company, LLC, a Delaware limited liability company (“Borrower”), and Cytomedix, Inc., a Delaware corporation (“Parent”, and together with Borrower, “Obligors”), hereby jointly and severally promise to pay to the order of JP’s Nevada Trust dtd 2/3/2005 (“Lender”), without setoff or counterclaim , at the principal office of Lender in Henderson, Nevada, or such place as the holder of this Note may from time to time designate, the principal sum of Two Million One Hundred Thousand Dollars ($2,100,000), payable as follows: the principal sum of $2,100,000 or the principal amount then due on the note upon the 4 year anniversary of the Note on April 28, 2015  (the “Maturity Date”).  All amounts payable on this Note shall be payable in lawful money of the United States of America.  Each Obligor further covenants and agrees as follows:

1.           Certain Definitions.  As used in this Note, the following terms shall have the following meanings:

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York, New York are required or authorized to close.

“Note” shall mean this Secured Promissory Note.

Terms used and not otherwise defined in this Note and defined in the Uniform Commercial Code as in effect from time to time in the State of Delaware (the “Code”) shall have the meanings set forth in the Code.

2.           Interest.  The unpaid principal balance of this Note shall bear interest, payable in arrears on a quarterly basis beginning September 30, 2011, computed at the rate of 12% per annum.  All principal, interest and other amounts unpaid after an Event of Default shall bear interest, payable on demand, computed at a rate equal to 6% per annum plus the rate otherwise payable hereunder. Interest shall be calculated for the actual number of days elapsed, using a daily rate determined by dividing the annual rate by 360.

3.           Prepayment.  This Note may be prepaid by Obligors, in whole or in part, at any time and from time to time, without premium or penalty.

4.           Security Interest.  To secure payment of its obligations under this Note, Borrower grants to Lender a security interest in all of the property described below in which Buyer has or acquires an interest, wherever located, whether now owned or hereafter arising or acquired (collectively, the “Collateral”):  (a) all equipment, fixtures, and inventory, including all spare and repair parts, special tools, equipment and replacements for any of the foregoing, and any software embedded therein or related thereto; (b) all accounts, contract rights, documents, chattel paper (including electronic chattel paper), instruments, and general intangibles, and all returned or repossessed goods the sale of which gave rise to any of the foregoing; (c) all financial assets, investment property, securities, security entitlements, securities accounts, commodity contracts, and commodity accounts, including all substitutions and additions thereto, and all dividends, distributions and sums distributable or payable from, upon or in respect of such property; (d) all commercial tort claims; (e) all deposit accounts and all cash balances from time to time credited to such accounts;  (f) all letter-of-credit rights; (g) all supporting obligations that support the payment or performance of any of the foregoing; and (h) all additions and accessions to, all proceeds, products, offspring and profits of, and all rights and privileges incident to, any of the foregoing..

In order to induce Lender to accept this Note from Obligors, Borrower warrants that while any amount under this Note remains unpaid:  (a) Borrower is the owner of the Collateral free of all encumbrances and security interests except the security interests of Lender and other security interests Lender may permit in writing from time to time; (b) Lender has a valid and perfected security interest in the Collateral; (c) the execution and delivery of this Note will not violate or constitute a breach of any agreement or restriction to which Borrower is a party or is subject; (d) the name appearing below the signature of Borrower is Borrower’s correct and exact name; (e) Borrower does not use any other names; (f) the address appearing below Borrower’s name is Borrower’s principal business address (and Borrower shall advise Seller in writing at least thirty (30) days before any change of name or principal business address).

Borrower shall:  (a) keep the Collateral free from all liens, encumbrances and security interests (other than the security interests of Lender and other security interests Lender may permit in writing from time to time); (b) defend it against all claims and legal proceedings by persons other than Lender; (c) pay and discharge when due all taxes, license fees, levies and other charges upon it; (d) and not sell, lease, license or otherwise dispose of it except in the ordinary course of business prior to the occurrence of an Event of Default.  Loss of or damage to the Collateral shall not release Borrower from any of the obligations under this Note.  Borrower shall pay all expenses and, upon request, execute and deliver any further documents and take any further actions reasonably deemed advisable by Lender to preserve the Collateral or to establish, determine priority of, perfect, continue perfected, terminate and/or enforce Lender’s interest in it or rights under this Note.  Borrower shall pay and discharge all lawful taxes, assessments and governmental charges upon Borrower or against its properties prior to the date on which penalties attach, unless and to the extent only that such taxes, assessments and charges are contested in good faith and by appropriate proceedings by Borrower.

Seller has no duty to protect, insure, collect or realize upon the Collateral or preserve rights in it against prior parties.  Borrower authorizes Lender to prepare and file financing statements describing the Collateral in such jurisdictions as Seller deems appropriate. No delay on the part of Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein specified are cumulative and not exclusive of any rights or remedies which Lender would otherwise have.

5.           Rights of Holder.  Without affecting the liability of either Obligor, the holder of this Note may, from time to time and without notice, renew or extend the time for payment, accept partial payments, release or impair any collateral security for payment of this Note, or agree not to sue any party liable on it.

6.           Default.  If any one or more of the following conditions or events (each an “Event of Default”) shall occur:

a.           Default in Payment of Note:  If Obligors shall default in the payment of any principal, interest or other amount due under the terms of this Note; or

b.           Default in Compliance with Note Terms:  If Obligors shall default in the performance of or compliance with any term (other than payment of any principal or interest hereon) contained in this Note and such default shall not have been remedied within ten (10) Business Days after the occurrence thereof; or

c.           Breach of Representation or Warranty:  If any representation or warranty made by Obligors in this Note proves to be incorrect in any material respect or is breached in any material respect; or

d.           Bankruptcy; Insolvency; Involuntary or Voluntary Liquidation or Dissolution:  If either Obligor (1) shall make an assignment for the benefit of creditors, or (2) shall admit in writing its inability to pay a major part of its debts as they become due, or (3) shall become the subject of any insolvency, bankruptcy, receivership, or dissolution proceeding and, if such proceeding is instituted against such Obligor, shall have been consented to or acquiesced in by such Obligor, or shall remain un-dismissed for 90 days, or an order for relief shall have been entered against such Obligor (any event under this clause (e) being a (“Bankruptcy Default”));

Then Lender may at any time, (x) at the option of Lender, by written notice given to either Obligor, declare this Note to be, and this Note shall thereupon become, due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and Obligors forthwith will pay to Lender (i) the whole of the principal balance of this Note (then outstanding), (ii) all interest owed, (iii) all other sums, as provided in this Note and (iv) all costs incurred by Lender in connection with this Note or any renewal, extension, or change of or substitution for this Note or any part thereof, whether made or incurred at the request of Obligors and including all costs of enforcement, including reasonable attorneys’ fees and (y) exercise any and all rights of a secured party upon default under the Code.  Notwithstanding the foregoing, in the event of a Bankruptcy Default all sums referred to in (i) through (iv) above shall automatically mature and become immediately payable by Obligors.  Lender’s receipt of any payment after the occurrence of an Event of Default shall not constitute a waiver of such default or any of the Lender’s rights and remedies.

7.           Guaranteed.   The obligations of each Obligor hereunder are secured, in part, by that certain Limited Guarantee Agreement dated the date hereof given by Charles Sheedy, David Jorden, George McDaniel, Mike McDaniel and William Miller in favor of Seller.

8.           Waiver.  The obligations of each Obligor hereunder shall be joint and several, and the liability of each Obligor shall be absolute and unconditional, regardless of the liability of the other Obligor; and each Obligor acknowledges that Lender has not made any representations or warranties regarding the financial condition of any other Obligor or the value of any collateral.  Each Obligor and any indorsers, sureties or guarantors waive presentment, demand, notice of dishonor and protest, and agree to pay all costs of collection, before and after judgment, including reasonable attorneys’ fees and legal expenses.

9.           Governing Law.  This Note is governed by the internal laws of the State of Delaware, except to the extent superseded by federal law.

This Note was executed as of the date first written above.

CYTOMEDIX ACQUISITION COMPANY, LLC

By:	/s/Martin P. Rosendale
Name: Martin P. Rosendale
Title: President

CYTOMEDIX, INC.

By:	/s/Martin P. Rosendale
Name: Martin P. Rosendale
Title: CEO

OBLIGORS’ ADDRESS:
c/o Cytomedix, Inc.
209 Perry Parkway, Suite 7
Gaithersburg, MD 20877
Attention: Martin Rosendale, Chief Executive Officer
Fax: 240.499.2690